Exhibit 19.1

Insider Trading and Window Period

Introduction

During the course of your employment, directorship or consultancy with Neuronetics (the “Company”), you may receive important information that is not yet publicly available about the Company or about other publicly-traded companies with which the Company has business dealings (“inside information”). Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company's stock, or stock of another publicly- traded company, or to disclose such information to a family member or third party who does so profit (a “tippee”).

Policy

A.Securities Transactions

Use of inside information or the appearance of the use of inside information, by someone for personal gain, or to pass on, or "tip," the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company's employee stock purchase plan, are permitted.

B.Inside Information

The key to determining whether nonpublic information (either positive or negative) you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company's stock or would likely be considered important, or “material,” by investors who are considering trading in that company's stock. If you possess inside information, you may not trade in a company's stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated even if you planned to execute the transaction prior to learning of the inside information. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions. Bona fide gifts of securities are treated the same as the sale of securities for insider trading purposes and are therefore subject to the same restrictions, window periods and pre-clearance procedures.

Although by no means an all-inclusive list, some examples of potential inside information include positive or negative financial results or forecasts, pricing changes, strategic plans, acquisitions or divestitures of customers, Company stock developments, leadership changes and/or legal issues.

For information to be considered publicly disseminated, it must be widely disclosed through a press release, SEC filing or other public means, and at least two full trading days must have passed since the date of public disclosure to allow the information to be fully disseminated.

C.Stock Trading by Directors, Officers, Other Employees and Certain Family Members

Because the officers and directors and certain members of management of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we require them to do more than refrain from insider trading and require that they notify, and receive approval from, a Clearing Officer (as defined below) prior to engaging in transactions in the Company's stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. We also require that employees limit their transactions in the Company's stock to window periods following public dissemination of quarterly and annual financial results. The restrictions on trading in Company securities set forth in this policy apply to the family members of the Company’s officers, directors and employees who share the same household or to whom such officer, director or employee has otherwise disclosed material nonpublic information.

D.Window Periods

Generally, the trading window (“window period”) opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial statements and closes on the 15th day of the last month of each fiscal quarter.

E.10b5-1 Trading Programs

Purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or employee (a “Trading Plan”) that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company and the Company had not imposed any trading blackout period; (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and the securities laws and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) or (b) would create material adverse consequences for the Company. The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.

F.Pre-Clearance

In addition to the requirements above, officers and directors may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer, General Counsel or their respective designees (each, a “Clearing Officer”). A Clearing Officer may not clear his or her own trades in Company securities. Pre-cleared transactions not completed within two business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. The Clearing Officer also may withdraw pre-clearance without explanation if the Clearing Officer determines it is appropriate to do so.

Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to a Clearing Officer. Upon completion of any transaction, the officer or director or other member of management must immediately notify the Compliance Coordinator and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act may not violate the prohibition on short-swing trading (Section l6(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act), and must file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144 under the Securities Act.

In accordance with Regulation Blackout Trading Restriction (“Regulation BTR”) under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. The Company will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

G.Prohibition on Hedging and Other Speculative Transactions

No employee or director may engage in short sales, transactions in put or call options, hedging transactions,

margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time.

H.Duration of Policy’s Applicability

For executive officers and directors, this policy continues to apply to your transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company even after separation of service from the Company until such time as such departed executive officers and/or directors no longer possess material nonpublic information as determined by a Clearing Officer.

I.Penalties

Anyone who effects transactions in the Company's stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company.